June 29, 2001




Modis Professional Services, Inc.
One Independent Drive
Jacksonville, FL 32202


Ladies and Gentlemen:

     We have acted as counsel to Modis Professional Services, Inc., a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or shortly after the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,000,000 additional shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be issued pursuant to the Modis Professional Services, Inc. 2001 Employee Stock Purchase Plan, adopted on May 30, 2001 (the "2001 Employee Stock Purchase Plan"), 960,000 shares of Common Stock to be issued pursuant to a Restricted Stock Agreement with Derek E. Dewan, 100,000 shares of Common Stock to be issued pursuant to a Restricted Stock Agreement with George A. Bajalia, and 50,000 shares of Common Stock to be issued pursuant to a Restricted Stock Agreement with Robert P. Crouch (collectively, the "Restricted Stock Plans").

     In connection with this opinion, we have made such investigations and have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that when issued, delivered, and paid for in accordance with the terms of the 2001 Employee Stock Purchase Plan, or the Restricted Stock Plans, as the case may be, the Common Stock will be legally issued, fully paid, and non-assessable.

     This opinion is limited to the laws of the State of Florida and the Federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                         Very truly yours,



                                         LeBoeuf, Lamb, Greene & MacRae, L.L.P.